ARTICLES OF INCORPORATION

OF

FRI II, INC.

I

The name of this Corporation is FRI II, INC.

II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name in the state of California of this corporation's initial agent for service of process is:

Howard G. Berger, M.D.

1510 Cotner Avenue

Los Angeles, CA 90025

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100.000.

V

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI

The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

Dated: 9/6/2007

/s/ Richelle Reed
Richelle Reed, Incorporator